DATED MARCH 19, 2008
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-124310
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 5.45% NOTES DUE 2018

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 5.45% Notes Due 2018
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date:	March 19, 2008
Settlement Date (Original Issue date):	March 27, 2008
Maturity Date:	April 15, 2018
Principal Amount:	$750,000,000
Price to Public (Issue Price):	99.751%
All-in-price:	99.276%
Pricing Benchmark:	UST 3.50% Notes due February 2018
UST Spot (Yield):	3.432%
Spread to Benchmark:	+ 205 basis points
Yield to Maturity:	5.482%
Net Proceeds to Issuer:	$744,570,000
Coupon:	5.450%
Interest Payment Dates:	Interest will be paid semi-annually on the 15th of each April and October of each year, commencing October 15, 2008 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Joint Lead Manager & Bookrunner:	J.P. Morgan Securities Inc. (Billing and Delivering - 28.34%)
Barclays Capital Inc. (28.33%)
Joint Lead Manager:	Citigroup Global Markets Inc. (28.33%)
Co-Manager:	Merrill Lynch, Pierce, Fenner & Smith (7.5%)
TD Securities (USA) LLC (7.5%)
CUSIP:	14912L3U3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or by calling Barclays Capital Inc. at 888-227-2775, ext 2663 or Citigroup Global Markets Inc. at 877-858-5407.